Exhibit 99.2

FOR IMMEDIATE RELEASE

Supernus Sues Watson for Infringement of Oxtellar XR™ Patents

Rockville, MD., August 7, 2013 -- Supernus Pharmaceuticals, Inc. (Nasdaq:SUPN) announced that earlier today it sued generic drug makers Actavis Inc., Watson Laboratories, Inc. – Florida, Actavis Pharma, Inc., Watson Laboratories, Inc., and Anda, Inc. (collectively “Watson”) for infringement of two patents covering its antiepileptic drug Oxtellar XR™.  Supernus’s United States Patent Nos. 7,722,898 and 7,910,131 cover once-a-day oxcarbazepine formulations and methods of treating seizures using those formulations.  Both patents do not expire until April 13, 2027.

The Complaint—filed in the U.S. District Court for the District of New Jersey—alleges that Watson infringed Supernus’s Oxtellar XR™ patents by submitting to the Food and Drug Administration (“FDA”) an Abbreviated New Drug Application (“ANDA”) seeking to market a generic version of Oxtellar XR™ prior to the expiration of Supernus’s patents.  Filing its Complaint within 45 days of receiving Watson’s Paragraph IV certification notice entitles Supernus to an automatic stay preventing the FDA from approving Watson’s ANDA for 30 months.

Supernus President and CEO Jack Khattar confirmed that “Supernus intends to vigorously enforce its patent rights.”

Supernus is represented by attorneys from Frommer Lawrence and Haug LLP and its corporate counsel, Saul Ewing LLP.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has one marketed product for epilepsy, Oxtellar XR™ (extended release oxcarbazepine), and one tentatively approved product for epilepsy, Trokendi XR™ (extended release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s ability to defend and enforce its intellectual property rights covering Oxtellar XR™. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, the ability of Supernus to finance potential litigation and to prevail in any such proceeding to successfully defend its intellectual property rights. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s Annual Report Form 10-K that was filed with the United States Securities and Exchange Commission on March 15, 2013 under the caption “Risk Factors” and the updates to these risk factors in the Company’s quarterly report form 10-Q filed with the commission on May 15, 2013.  Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACT:

Jack Khattar, President and CEO
Gregory S. Patrick, Vice President and CFO
Supernus Pharmaceuticals, Inc.
Telephone: (301) 838-2591

Tel: (301) 838-2591